Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Aon plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Class A Ordinary Shares, nominal value $0.01 per share	457(f)(2)	23,429,435(1)	N/A	$0.03(2)	0.0001476	$0.00(3)

	Total Offering Amounts					$0.03		$0.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$0.00

(1)

Represents the maximum number of Aon plc (“Aon”) Class A ordinary shares (the “Aon Ordinary Shares”) estimated to be issuable upon consummation of the merger (the “Merger”) to be effected pursuant to the Agreement and Plan of Merger, dated December 19, 2023, among the registrant, Randolph Acquisition Corp., Randolph Merger Sub LLC, NFP Intermediate Holdings A Corp. (“NFP”) and NFP Parent Co, LLC (“NFP Seller”). This number is based on the sum of (a) 21,966,256 Aon Ordinary Shares, assuming an Aon Closing Share Price (as defined in the prospectus) of $273.14 and (b) a number of Aon Ordinary Shares equal to the quotient obtained by dividing (x) the Indebtedness Adjustment Amount assumed to be the maximum of the Aggregate Cash Consideration (each as defined in the prospectus) by (y) $273.14.

(2)

Estimate solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. NFP is a private company and no market exists for its securities. NFP has an accumulated capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is one-third of the aggregate par value of NFP’s common stock being acquired in the proposed merger, which is calculated by taking one-third of the product of the par value of $0.01 and the maximum number of shares of NFP common stock that may be exchanged in the merger, or 10 shares of NFP common stock (computed as of February 23, 2024, the latest practicable date prior to the date of filing this registration statement, and inclusive of all shares of NFP common stock issuable upon conversion of any securities convertible into or exercisable for shares of NFP common stock). The Aggregate Cash Consideration is assumed to be reallocated to Aon Ordinary Shares (as described above), and thus no cash payment is to be made by the registrant in accordance with Rule 457(f)(3).

(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $0.00, which is equal to 0.0001476 multiplied by the proposed maximum aggregate offering price of $0.03.